Exhibit 10.13

October 9, 2012

CONFIDENTIAL

Dear Rami,

On behalf of Nevro Corp (the “Company” or “NEVRO”) we are very pleased to offer you the position of Head of Strategy and Business Development.  This position reports to the Chief Executive Officer.  The company acknowledges that the level of responsibility for this position is commensurate with the title of Vice President Strategy and Business Development.  In order to facilitate the integration of this new function within the organization, the candidate agrees to defer this title to no later than the earliest of the following events at which point the candidate’s title shall become Vice President Strategy & Business Development:

1.                                      On August 1st 2013

2.                                      The company raising a round of financing that includes money from one or more new strategic investors.  A BSX investment of less than $5M having already been offered shall not trigger the action noted above unless such investment is supported by the Pain Management Division of Boston Scientific.

3.                                      The company engaging in any M&A related activity such as the hiring of a banker, an indication of acquisition interest from a potential acquirer or other potential trigger as agreed upon by the CEO and the candidate.

4.                                      At the time of any contemplated or proposed change in existing senior leadership (C-level or Vice Presidents) or board composition of the company.

5.                                      At the CEO’s discretion at any time.

Your start date with NEVRO will be November 1, 2012.

You will be paid an annual salary of $220,000.  You will also be eligible for a performance based cash bonus of 20% of your annual salary.  The Company will grant you an Incentive Stock Option grant of 3,309,000 shares.  These stock options and the strike price are subject to approval by the Board of Directors.  The Company’s Stock Incentive Plan (the “SIP”) provides for a four year vesting schedule under which, subject to your continuous service with the Company, your grant would vest 12/48th on the first anniversary of your employment and 1/48th of the total shares beginning in month 13 of your employment until fully vested on the fourth anniversary of your employment with NEVRO.

You are entitled to receive benefits as a NEVRO employee.  Our benefits include medical, dental, and vision insurance benefits from a variety of health plans, with coverage for both our employee and his or her dependent(s); group life and group disability insurance; flexible spending accounts and a 401(k) plan through Fidelity.

As a condition of employment with NEVRO, you will be required to sign a Proprietary Information and Inventions Agreement, which includes confidentiality and nondisclosure agreements and assignment to NEVRO of your inventions during employment involving products, procedures or processes with which you will be involved at NEVRO.

Although we hope that your employment with NEVRO is mutually satisfactory, please note that your employment at NEVRO is “at will.” This means that you may resign from NEVRO at any time with or without cause, and NEVRO has the right to terminate your employment relationship with or without cause at any time.  Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment for any particular duration.

Our offer is contingent on (a) your being able to deliver to NEVRO satisfactory evidence of identity and employment eligibility as required by Federal law on your start date and (b) your providing NEVRO with evidence satisfactory to NEVRO that you have no conflicting obligations to or agreements with any third parties that could (i) have an adverse impact on your ability to properly discharge your responsibilities to NEVRO or (ii) give rise to a third party claim to any intellectual property developed by NEVRO or by you on behalf of NEVRO during your employment with the Company.

We are very excited about the prospect of you joining NEVRO as a key member of our team.  Your active involvement will be critical in ensuring that we are successful in building the company to the level of achievement which we know is possible.

We request that you indicate acceptance of our offer no later than 5:00 pm Friday, October 19, 2012 (at which time this offer will expire if not accepted).  To accept our offer, please sign and date this letter below, retain one copy for your records and return the other copy in the enclosed envelope.

Please feel free to call me with any questions you may have.

Sincerely,

Nevro Corporation

By:	/s/ Michael DeMane
Michael DeMane
Chief Executive Officer

Agreed to and Accepted:

/s/ Rami Elghandour
Rami Elghandour

Date: October 15, 2012